Filed under Rule 424(b)(2), Registration Statement No. 333-258579

Preliminary Pricing Supplement No. 304 - Dated Monday, August 1, 2022 (To: Prospectus dated August 6, 2021)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DH79	[]	100.000%	0.825%	[]	Fixed	3.800%	Monthly	08/15/2025	09/15/2022	$3.59	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 2/15/2023 and Semi-Annually thereafter with 30 Calendar Days' Notice.
02006DH87	[]	100.000%	1.250%	[]	Fixed	4.500%	Monthly	08/15/2027	09/15/2022	$4.25	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 2/15/2023 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Ally Financial Inc.

Offering Date: Monday, August 1, 2022 through Monday, August 8, 2022

Trade Date: Monday, August 8, 2022 @ 12:00 PM ET

Settle Date: Thursday, August 11, 2022

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: InspereX LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 6, 2021